EXHIBIT 99.1




             CHARMING SHOPPES, INC. ANNOUNCES APPOINTMENT OF HILARY
                   CHASIN AS SENIOR VICE PRESIDENT, MARKETING


Bensalem, PA, June 2, 2004 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading retail apparel chain specializing in women's plus-size apparel, today announced the appointment of Hilary Chasin as Senior Vice President, Marketing, effective immediately.

Chasin comes to Charming Shoppes with 25 years in the marketing and advertising industries. Highlights of her career have included positions as the SVP/ Marketing for Foot Locker Worldwide; EVP/Marketing with dELIA*s Corporation; and Management Director/Partner for Dirty Water Integrated, a start-up full service advertising and marketing services firm that specialized in the B2B and Technology sectors. Chasin most recently acted as a marketing consultant for various divisions of Liz Claiborne, Inc.

As Charming Shoppes' SVP of Marketing, Chasin's responsibilities will include the supervision of corporate database marketing and public relations, as well as coordinating overall corporate marketing strategic initiatives. She succeeds the Company's former Vice President of Marketing, Carmen Monaco. Chasin will report to Chairman, CEO and President, Dorrit J. Bern.

Commenting on today's announcement, Bern said, "Hilary's vast experience in the marketing and advertising fields make her a great addition to Charming Shoppes. We are happy to welcome her, and look forward to her contributions to our future success."

Charming Shoppes, Inc. operates 2,237 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.



CONTACT:          Gayle M. Coolick
-------           Director of Investor Relations
                  (215) 638-6955